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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Chesapeake Energy Corporation on Form S-8 (File Nos. 33-84256, 33-84258, 33-89282, 33-88196, 333-27525, 333-07255 and 333-48585) and Form S-3 (File Nos.
333-04027 and 333-12533) of our report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earning per share information - Note 1, which is as of March 25, 1998, on our audit of the consolidated financial statements of Chesapeake Energy Corporation for the year ended June 30, 1995, which report is included in this Form 8-K.


PRICE WATERHOUSE LLP


Houston, Texas


March 25, 1998